FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Second Quarter Earnings:
  Net Income increased $3.2 million, or 30.6%, to $13.7 million for the quarter ended June 30, 2026, from $10.5 million for the quarter ended June 30, 2025, marking record second quarter earnings
  Net Interest Margin increased 38 basis points, or 9.4%, to 4.44% for the three months ended June 30, 2026, from 4.06% for the three months ended June 30, 2025
  Total Deposits increased $120.8 million, or 5.2%, to $2.4 billion at June 30, 2026, from $2.3 billion at June 30, 2025
  Total Loans, including loans held-for-sale, were approximately $2.0 billion at June 30, 2026, from a comparable level at December 31, 2025 and $1.9 billion at June 30, 2025
  Earnings per share increased $0.15 per share, or 17.2%, to $1.02 per share for the quarter ended June 30, 2026 from $0.87 per share for the quarter ended June 30, 2025
  Book value per share grew $1.60, or 7.5%, to $22.87 at June 30, 2026, from $21.27 at December 31, 2025
MIDDLETOWN, N.Y., July 28, 2026 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Orange Investment Advisors, Inc. (“OIA”), today announced net income of $13.7 million, or $1.02 per basic and diluted share, for the three months ended June 30, 2026. This compares with net income of $10.5 million, or $0.87 per basic and diluted share, for the three months ended June 30, 2025. The increase in earnings per share, basic and diluted, was due primarily to an increase in net interest income, a one-time reduction in deferred tax valuation allowance, and a reduction in provision for credit losses partially offset by a decrease in noninterest income, resulting from the recognition of a valuation loss related to loans held-for-sale, during the period. For the six months ended June 30, 2026, net income reached $24.9 million, or $1.87 per basic and diluted share, as compared to $19.2 million, or $1.64 per basic and diluted share, for the six months ended June 30, 2025.
Book value per share grew $1.60, or 7.5%, from $21.27 at December 31, 2025 to $22.87 at June 30, 2026. Tangible book value per share grew $1.61, or 7.7%, from $20.83 at December 31, 2025 to $22.44 at June 30, 2026 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due primarily to earnings growth and included the reclassification of treatment of equity compensation during the six months ended June 30, 2026, as well as reversal of the valuation allowance associated with the deferred tax asset offset by the valuation loss on loans held-for-sale.
“I am pleased to announce record second quarter financial results for the Bank led by continued growth of our low-cost deposit base and strength in net interest margin,” said Orange County Bancorp President and CEO Michael Gilfeather. “Our success reflects the unrelenting focus of our organization and ability to navigate challenging financial conditions as we continue to execute our strategic plan.”
“For the quarter ended June 30, 2026, the Company earned $13.7 million, an increase of $3.2 million, or 30.6%, over the same quarter last year. Our results reflect strong overall performance, but also a meaningful contribution from a $5.3 million valuation allowance reversal related to our deferred tax asset largely offset by a $4.8 million fair value adjustment to loans held-for-sale. Adjusted for these items, the Company’s net income would have been approximately $12.6 million *. Total loans, including those held-for-sale, increased $23.6 million at quarter end, holding our total loan portfolio relatively flat at $2.0 billion versus year-end 2025. The trajectory of our loan growth has been impacted by unanticipated payoffs aggregating $81.1 million during the first half of 2026 as compared to $28.5 million during the same period last year. Our new loan pipeline remains robust, and we would anticipate these returning to more normal growth levels. The average yield on our loan portfolio was 6.03% for the second quarter of 2026, up 3 basis points from the same period last year.
Total deposit growth continued its favorable trend and remains a central element of our success - increasing $120.8 million, or 5.2%, to $2.4 billion at June 30, 2026 from $2.3 billion at December 31, 2025. The bulk of this growth came in core deposits, enabling us to nearly eliminate our use of higher cost broker-sourced deposits or borrowings. Success in our strategic efforts to attract low cost, organically – sourced deposits resulted in an average cost of deposits for the current quarter of 0.96%, down 35 basis points, or 26.6% from Q2 2025 and down 9 basis points or 8.2% versus Q1 2026. This is and will remain a key competitive strength of the Bank.
Not surprisingly, reduced deposit costs and increased loan yields resulted in a 38-basis point improvement in net interest margin from 4.06% for the three months ended June 30, 2025 to 4.44% for the quarter just ended. Prepayment fees associated with payoffs of existing loans also contributed to the margin expansion. The combination of our core strength, strong client relationships, low-cost deposit base and robust quality loan pipeline – give us confidence in our ability to deliver strong financial results.
Our Wealth Management division also appears to be stabilizing following a pullback related to key staff changes earlier this year. For the three months ended June 30, 2026, Wealth Management earned $3.2 million, down $178 thousand, or 5.2% versus the same quarter last year but down only $51 thousand, or 1.56% versus the prior quarter. Earnings for Wealth Management were impacted by a reduction in assets under management (AUM), primarily due to residual effects from last year’s divisional restructuring. We view Wealth Management as a key component of our business strategy and client value proposition.

* See Non-GAAP reconciliation table on p.5.

The resiliency of our strategic plan, commitment and professionalism of our employees gives us the tools to manage market challenges, as our second quarter results show. We are proud of our performance and remain optimistic about opportunities ahead. We also remain confident in our ability to respond to evolving market conditions and draw on our experience and expertise to continue to manage risks, support our clients, and pursue compelling business opportunities. I again thank our employees, customers, and shareholders for their continued confidence and support.”
Second Quarter and Year to Date 2026 Financial Review
Net Income
Net income for the second quarter of 2026 was $13.7 million, an increase of $3.2 million, or 30.6%, from net income of $10.5 million for the second quarter of 2025. The growth in net income represents a combination of increased net interest income and reduced provision for credit losses, partially offset by reduced non-interest income during the quarter, which included a valuation loss of $4.8 million related to loans held-for-sale.  The improvement in the provision for credit losses represents the effect of slower loan growth resulting from accelerated loan repayments combined with lower reserve requirements related to the composition and performance of the loan portfolio and the associated impact of the resolution of certain nonperforming credits. The Company also reversed the valuation allowance associated with the deferred tax asset and recognized additional earnings of approximately $5.3 million.  Net income for the six months ended June 30, 2026 was $24.9 million, an increase of $5.8 million, or 30.1%, from net income of $19.2 million for the six months ended June 30, 2025.
Net Interest Income
For the three months ended June 30, 2026, net interest income rose $3.3 million, or 13.1%, to $28.4 million as compared to $25.1 million during the same period last year reflecting an increase in total interest income of $1.5 million as a result of growth in interest and fees associated with loans and a $2.0 million decrease in total interest expense due to lower interest expense resulting from reduced borrowing costs during the period. For the six months ended June 30, 2026, net interest income reached $56.3 million representing an increase of $7.6 million, or 15.5% compared to the same period last year.
Total interest income rose $1.3 million, or 4.0%, to $34.5 million for the three months ended June 30, 2026, compared to $33.2 million for the three months ended June 30, 2025. The increase reflected 5.4% growth in interest and fees associated with loans coupled with increased interest income associated with fed funds and balances held at correspondent banks offset by a net decrease in interest income associated with investment securities. For the six months ended June 30, 2026, total interest income rose $3.8 million, or 5.9%, to $68.9 million as compared to $65.1 million for the six months ended June 30, 2025.
Total interest expense decreased $2.0 million during the second quarter of 2026, to $6.1 million, as compared to $8.1 million in the second quarter of 2025. Interest expense associated with savings and NOW accounts totaled $5.3 million during the second quarter of 2026 which was approximately the same as during the second quarter of 2025. Interest expense from FHLB advances and borrowings during the current quarter totaled $134 thousand as compared to $375 thousand during the second quarter of 2025. The decrease was primarily due to lower average balances and costs associated with FHLB borrowings.  Interest expense associated with time deposits decreased to $256 thousand for the second quarter of 2026 from $2.2 million for the second quarter of 2025. This decrease represented the impact of lower brokered deposit levels due to increased core deposits over the same time period.  Interest expense related to subordinated notes increased and totaled $430 thousand during the second quarter of 2026 as compared to $231 thousand during the second quarter of 2025. During the six months ended June 30, 2026, total interest expense fell $3.7 million, to $12.7 million, as compared to $16.4 million for the same period last year.
Provision for Credit Losses
Provision for credit losses reflected a net recovery of $1.0 million for the three months ended June 30, 2026 as compared to an expense of $2.1 million for the three months ended June 30, 2025. The 2026 recovery was due primarily to slower loan growth combined with lower reserves associated with the composition of loans closed during the second quarter of 2026. The allowance for credit losses to loans was 1.38% as of June 30, 2026 versus 1.45% as of December 31, 2025 and 1.48% as of June 30, 2025. For the six months ended June 30, 2026, the provision for credit losses reflected a recovery of $1.5 million as compared to a provision of $2.3 million for the six months ended June 30, 2025. No additional reserves for investment securities were recorded during the first six months of 2026 or 2025.
Non-Interest Income
Non-interest income decreased $7.9 million, or 108.3%, to a loss of $607 thousand for the three months ended June 30, 2026 as compared to $7.3 million for the three months ended June 30, 2025. This reduction was related primarily to the recognition of a $4.8 million valuation loss associated with loans held-for sale combined with approximately $2.4 million of income associated with BOLI payments related to insurance death benefits in the prior year and a $1.2 million decrease in gains associated with the sale of a branch location. The Company’s other fee income categories remained relatively flat during the quarter and year to date. For the six months ended June 30, 2026, non-interest income decreased $8.1 million, to $3.6 million, as compared to $11.7 million for the six months ended June 30, 2025.
Non-Interest Expense
Non-interest expense was $17.3 million for the second quarter of 2026, reflecting an increase of $515 thousand, or 3.1%, as compared to $16.8 million for the same period in 2025.  The increase in non-interest expense for the current quarter reflected the Company’s investment in growth. This investment consists primarily of increases in compensation, employee benefits, and professional fees. Our efficiency ratio, which is a non-GAAP measurement, increased to 62.1% for the three months ended June 30, 2026, from 51.6% for the same period in 2025. For the six months ended June 30, 2026, our efficiency ratio increased to 58.8% from 55.0% for the same period in 2025.  Adjusted for the impact of the valuation loss on loans held-for-sale, the efficiency ratios for the three months ended and the six months ended June 30, 2026 would have been 53.0% and 54.4%, respectively.  Non-interest expense for the six months ended June 30, 2026 reached $35.2 million, reflecting a $1.9 million increase over non-interest expense of $33.3 million for the six months ended June 30, 2025.

Income Tax Expense
Provision for income taxes for the three months ended June 30, 2026 reflected a net credit of $2.1 million, representing a net decrease of $5.2 million as compared to provision expense of $3.1 million for the three months ended June 30, 2025. The decrease in the provision for income tax was directly related to the Company’s reversal of the deferred tax valuation allowance. The reversal was based on the financial strength of the company and sustained history of profitability which demonstrates the likelihood of realizing the benefits of the deferred tax asset. Accordingly, the reversal increased net income for the period. For the six months ended June 30, 2026, the provision for income taxes was $1.2 million as compared to $5.7 million for the six months ended June 30, 2025. Our effective tax rate for the three month period ended June 30, 2026 was (18.2%), as compared to 23.0% for the same period in 2025. Our effective tax rate for the six month period ended June 30, 2026 was 4.6%, as compared to 23.0% for the same period in 2025.
Financial Condition
Total consolidated assets increased by $141.0 million, or 5.3%, reaching $2.8 billion at June 30, 2026 from $2.7 billion at December 31, 2025. The increase reflects an increase in cash and loans (including loans held-for-sale) offset by repayments and maturities of securities during the current six month period.
Total cash and due from banks increased from $204.2 million at December 31, 2025, to $334.9 million at June 30, 2026, an increase of approximately $130.7 million, or 64.0%. This increase resulted mainly from higher levels of deposit balances and paydowns and maturities of securities as well as payoffs of loans which elevated cash levels at quarter end.
Total investment securities decreased $23.5 million, or 5.6%, from $419.4 million at December 31, 2025 to $395.9 million at June 30, 2026. The decrease continues to be driven primarily by investment repayments and maturities during the first six months of 2026.
Total loans, including loans held-for-sale, increased $28.3 million, or 1.5%, to $2.0 billion at June 30, 2026 from December 31, 2025. The loan portfolio experienced growth in commercial real estate, commercial real estate construction, and consumer loans offset by decreases in commercial and industrial loans.
During the six months ended June 30, 2026, the Company transferred loans with an aggregate principal balance of $68.4 million from the loan portfolio to loans held-for-sale. At the date of transfer, the loans were recorded as held-for-sale at $63.6 million, net of a valuation allowance of $4.8 million. As of June 30, 2026, the loans held-for-sale portfolio consisted of approximately $44.0 million of residential real estate loans and approximately $19.6 million of home equity loans.

The six months ended June 30, 2026, also included $81.1 million of loan prepayments compared to $28.5 million for the six months ended June 30, 2025.

Total deposits increased $120.8 million, to $2.4 billion at June 30, 2026 from $2.3 billion at December 31, 2025. The increase was due primarily to $104.4 million, or 10.4%, of growth in savings and money market accounts which totaled approximately $1.1 billion at June 30, 2026 as compared to $1.0 billion at December 31, 2025. Interest bearing demand deposits increased $71.1 million, or 17.0% to $490.7 million at June 30, 2026 from $419.6 million at December 31, 2025. Non-interest-bearing demand deposits increased $68.3 million, or 9.4% to $793.9 million at June 30, 2026 from $725.7 million at December 31, 2025. The increase in deposits was partially offset by certificates of deposit which represented a $123.0 million decrease as the increased deposit levels of transaction accounts provided for run-off of maturing brokered deposits during the period. Deposit composition at June 30, 2026 included 52.8% in demand deposit accounts (including NOW accounts) as a percentage of total deposits. Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represented approximately 52% at June 30, 2026 and 46% at December 31, 2025.
FHLBNY long-term borrowings remained at $10.0 million at June 30, 2026 and December 31, 2025, respectively. The stability and low level in borrowings represents the effect of deposit growth outpacing loan growth during the quarter, allowing for low borrowing levels and higher cash levels at June 30, 2026.
Stockholders’ equity increased $22.2 million, or 7.8%, to $306.6 million at June 30, 2026 from $284.4 million at December 31, 2025. The increase was due to the effect of $24.9 million in net income as well as a liability-to-equity reclassification of equity awards in the amount of $2.3 million offset by dividends of $4.8 million and a $1.4 million increase in unrealized losses on the market value of investment securities in the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes during the first six months of 2026.
At June 30, 2026, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 13.15%, both common equity and Tier 1 capital-to-risk-weighted-assets were 17.95%, and total-capital-to-risk-weighted-assets was 19.20%.

Wealth Management
At June 30, 2026, our Wealth Management Division, which includes trust and investment advisory, held $1.7 billion in assets under management or advisory, as compared to $1.9 billion at December 31, 2025, an 11.4% decrease. Trust and investment advisory income for the three months ended June 30, 2026 was $3.2 million, representing a decrease of $178 thousand, or 5.2%, as compared to $3.4 million for the three months ended June 30, 2025.
The breakdown of trust and investment advisory assets as of June 30, 2026 and December 31, 2025, respectively, is as follows:

	At June 30, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
	(In thousands)
Investment Assets Under Management & Advisory	$941,351	56.26%	$1,184,317	62.73%
Trust Asset Under Administration & Management	731,866	43.74%	703,544	37.27%
Total	$1,673,217	100.00%	$1,887,861	100.00%

Loan Quality
At June 30, 2026, the Bank had total non-performing loans of $22.2 million, or 1.16% of total loans. Total non-accrual loans represented $18.8 million of loans as of June 30, 2026, compared to $11.1 million at December 31, 2025. The increase in non-accrual loans was related primarily to a commercial real estate participation loan that experienced payment disruption during the first quarter of 2026 due to bankruptcy at the parent company, offset partially by settlement of a previously reported participation loan for an office complex. The settlement reduced non-performing loans by approximately $6.0 million during the second quarter of 2026. Total accruing loans 90 days or more past due represented $3.3 million of loans as of June 30, 2026, compared to $18 thousand at December 31, 2025. The increase in accruing loans 90 days or more past due was related primarily to a commercial real estate participation loan that experienced an administrative delay in the processing of an extension/modification during the second quarter of 2026 due to divorce proceedings and remains a performing loan and in accrual status at quarter-end.
Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs. The Bank uses a variety of resources to manage its liquidity position. These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings. As of June 30, 2026, the Bank’s cash and due from banks totaled $334.9 million. The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds. Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding. As of June 30, 2026, the Bank’s investment in securities available for sale was $395.9 million, of which $78.6 million was not pledged as collateral or specifically designated to any borrowings. Additionally, as of June 30, 2026, the Bank’s overnight advance line capacity at the FHLBNY was $679.4 million, of which $72.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances. As of June 30, 2026, the Bank’s unused borrowing capacity at the FHLBNY was $597.0 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks. Additional funding is available to the Bank through the discount window at the Federal Reserve. The total amount of loans pledged to the Federal Reserve, between the Discount Window and the Borrower-In-Custody (“BIC”) program, was approximately $214.9 million at June 30, 2026. At June 30, 2026, the Bank was not utilizing any available funding from the Federal Reserve.
The Bank also considers brokered deposits an element of its overall deposit strategy. As of June 30, 2026, the Bank did not have any brokered deposit arrangements with various terms under 30 days.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on GAAP basis) to tangible assets and calculates our tangible book value per share.

	June 30,	December 31,
	2026	2025
	(Dollars in thousands except per share data)
Tangible Common Equity:
Total stockholders’ equity	$306,628	$284,364
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(393)	(535)
Tangible common equity	$300,876	$278,470

Common shares outstanding	13,407,904	13,368,447
Book value per common share	$22.87	$21.27
Tangible book value per common share	$22.44	$20.83

Tangible Assets
Total assets	$2,800,371	$2,659,377
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(393)	(535)
Tangible assets	$2,794,619	$2,653,483
Tangible common equity to tangible assets	10.77%	10.49%

The following table presents reconciliation of adjusted quarterly net income.

	Three Months Ended June 30,
	2026	2025
Pretax income	$11,560	$13,589
Adjustments:
Valuation loss on loans held-for-sale	4,761	—
Net loss on sale of securities	—	727
Proceeds from bank owned life insurance benefit	—	(2,399)
Gain on sale of assets	—	(1,236)
Adjusted pre-tax income	16,321	10,681
Income taxes (1)	(3,754)	(2,457)
Adjusted net income	$12,567	$8,224

Notes:
(1) Effective tax rate of 23% for the three months ended June 30, 2026 and 2025.

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.8 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	June 30,	December 31,
	2026	2025
ASSETS
Cash and due from banks	$334,925	$204,232
Investment securities – available-for-sale (amortized cost $450,934, net of allowance for credit losses of $0 at June 30, 2026 and $472,097, net of allowance for credit losses of $0 at December 31, 2025)	395,906	419,406
Restricted investment in bank stocks	6,024	5,917
Loans held-for-sale, net	63,594	—
Loans	1,910,262	1,950,284
Allowance for credit losses	(26,339)	(28,335)
Loans, net	1,883,923	1,921,949
Premises and equipment, net	15,459	15,482
Accrued interest receivable	10,788	10,383
Bank owned life insurance	32,965	32,578
Goodwill	5,359	5,359
Intangible assets	393	535
Other assets	51,035	43,536
TOTAL ASSETS	$2,800,371	$2,659,377
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$793,908	$725,656
Interest bearing	1,637,283	1,584,717
Total deposits	2,431,191	2,310,373
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	24,603	24,555
Accrued expenses and other liabilities	27,949	30,085
TOTAL LIABILITIES	2,493,743	2,375,013
STOCKHOLDERS’ EQUITY
Common stock, $0.25 par value; 30,000,000 shares authorized; 13,415,921 and 13,376,464 issued; 13,407,904 and 13,368,447 outstanding, at June 30, 2026 and December 31, 2025, respectively	3,354	3,344
Surplus	168,162	164,592
Retained Earnings	184,557	164,434
Accumulated other comprehensive income (loss), net of taxes	(49,246)	(47,807)
Treasury stock, at cost; 8,017 shares at June 30, 2026 and December 31, 2025, respectively	(199)	(199)
TOTAL STOCKHOLDERS’ EQUITY	306,628	284,364
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,800,371	$2,659,377

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
INTEREST INCOME
Interest and fees on loans	$29,625	$28,103	$59,415	$55,417
Interest on investment securities:
Taxable	2,447	2,731	4,930	5,395
Tax exempt	499	561	1,001	1,137
Interest on Federal funds sold and other	1,979	1,829	3,623	3,182
TOTAL INTEREST INCOME	34,550	33,224	68,969	65,131
INTEREST EXPENSE
Savings and NOW accounts	5,308	5,256	10,588	10,150
Time deposits	256	2,222	966	4,446
FHLB advances	134	375	232	1,306
Subordinated notes	430	231	860	461
TOTAL INTEREST EXPENSE	6,128	8,084	12,646	16,363
NET INTEREST INCOME	28,422	25,140	56,323	48,768
Provision (credit) for credit losses - loans	(1,014)	2,113	(1,450)	2,315
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR CREDIT LOSSES	29,436	23,027	57,773	46,453
NONINTEREST INCOME (LOSS)
Service charges on deposit accounts	329	334	684	624
Trust income	1,666	1,573	3,393	3,247
Investment advisory income	1,552	1,823	3,094	3,589
Investment securities gains (losses), net	—	(727)	—	(727)
Earnings on bank owned life insurance	195	234	387	493
Proceeds from bank owned life insurance benefit	—	2,399	—	2,399
Gain on sale of assets	—	1,236	—	1,236
Valuation loss on loans held-for-sale	(4,761)	—	(4,761)	—
Other	412	444	773	811
TOTAL NONINTEREST INCOME (LOSS)	(607)	7,316	3,570	11,672
NONINTEREST EXPENSE
Salaries	7,512	6,813	14,921	13,718
Employee benefits	3,005	2,338	6,107	4,788
Occupancy expense	1,251	1,299	2,587	2,576
Professional fees	1,861	1,666	3,326	3,013
Directors’ fees and expenses	535	319	1,157	625
Computer software expense	1,959	2,117	3,838	4,099
FDIC assessment	160	330	490	660
Advertising expenses	496	481	921	870
Advisor expenses related to trust income	26	22	50	44
Telephone expenses	274	203	538	410
Intangible amortization	72	72	143	143
Other	118	1,094	1,115	2,302
TOTAL NONINTEREST EXPENSE	17,269	16,754	35,193	33,248
Income before income taxes	11,560	13,589	26,150	24,877
Provision (credit) for income taxes	(2,099)	3,128	1,207	5,712
NET INCOME	$13,659	$10,461	$24,943	$19,165

Basic and diluted earnings per share	$1.02	$0.87	$1.87	$1.64
Weighted average shares outstanding	13,381,376	11,994,815	13,366,712	11,665,181

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	For the Three Months Ended June 30,
	2026			2025
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,969,467	$29,625	6.03%	$1,879,758	$28,103	6.00%
Investment securities available for sale	403,523	2,875	2.86%	432,657	3,083	2.86%
Cash and due from banks and other	191,027	1,979	4.16%	167,987	1,829	4.37%
Restricted stock	6,179	71	4.62%	5,773	209	14.52%
Total interest-earning assets	2,570,196	34,550	5.39%	2,486,175	33,224	5.36%
Noninterest-earning assets	119,178			104,019
Total assets	$2,689,374			$2,590,194
Interest-bearing liabilities:
Interest-bearing demand deposits	$442,309	$454	0.41%	$397,476	$489	0.49%
Money market deposits	402,356	1,415	1.41%	702,607	3,721	2.12%
Savings deposits	694,687	3,439	1.99%	301,586	1,046	1.39%
Certificates of deposit	44,518	256	2.31%	221,363	2,222	4.03%
Total interest-bearing deposits	1,583,870	5,564	1.41%	1,623,032	7,478	1.85%
FHLB Advances and other borrowings	13,606	134	3.95%	34,341	375	4.38%
Subordinated notes	24,587	430	7.01%	19,615	231	4.72%
Total interest-bearing liabilities	1,622,063	6,128	1.52%	1,676,988	8,084	1.93%
Noninterest-bearing demand deposits	740,345			670,150
Other noninterest-bearing liabilities	29,423			27,436
Total liabilities	2,391,831			2,374,574
Total stockholders’ equity	297,543			215,620
Total liabilities and stockholders’ equity	$2,689,374			$2,590,194
Net interest income		$28,422			$25,140
Net interest rate spread(2)			3.87%			3.43%
Net interest margin(3)			4.44%			4.06%
Average interest-earning assets to interest-bearing liabilities	158.5%			148.3%

Notes:
(1) Includes loans held-for-sale.
(2) The interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin is the annualized net interest income divided by average interest-earning assets.

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	For the Six Months Ended June 30,
	2026			2025
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,962,496	$59,415	6.11%	$1,855,056	$55,417	6.02%
Investment securities available for sale	410,313	5,766	2.83%	437,191	6,205	2.86%
Cash and due from banks and other	190,767	3,623	3.83%	157,381	3,182	4.08%
Restricted stock	6,049	165	5.50%	6,871	327	9.60%
Total interest-earning assets	2,569,625	68,969	5.41%	2,456,499	65,131	5.35%
Noninterest-earning assets	115,208			102,995
Total assets	$2,684,833			$2,559,494
Interest-bearing liabilities:
Interest-bearing demand deposits	$458,710	$1,231	0.54%	$377,378	$891	0.48%
Money market deposits	448,729	3,424	1.54%	694,263	7,356	2.14%
Savings deposits	615,591	5,933	1.94%	285,393	1,903	1.34%
Certificates of deposit	66,226	966	2.94%	222,173	4,446	4.04%
Total interest-bearing deposits	1,589,256	11,554	1.47%	1,579,207	14,596	1.86%
FHLB Advances and other borrowings	11,813	232	3.96%	59,536	1,306	4.42%
Subordinated notes	24,576	860	7.06%	19,606	461	4.74%
Total interest-bearing liabilities	1,625,645	12,646	1.57%	1,658,349	16,363	1.99%
Noninterest-bearing demand deposits	734,158			668,864
Other noninterest-bearing liabilities	31,108			28,665
Total liabilities	2,390,911			2,355,878
Total stockholders’ equity	293,922			203,616
Total liabilities and stockholders’ equity	$2,684,833			$2,559,494
Net interest income		$56,323			$48,768
Net interest rate spread(2)			3.84%			3.36%
Net interest margin(3)			4.42%			4.00%
Average interest-earning assets to interest-bearing liabilities	158.1%			148.1%

Notes:
(1) Includes loans held-for-sale.
(2) The interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin is the annualized net interest income divided by average interest-earning assets.

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Performance Ratios:
Return on average assets (1)	2.03%	1.62%	1.86%	1.50%
Return on average equity (1)	18.36%	19.41%	16.97%	18.82%
Interest rate spread (2)	3.87%	3.43%	3.84%	3.36%
Net interest margin (3)	4.44%	4.06%	4.42%	4.00%
Dividend payout ratio (4)	17.63%	14.91%	19.29%	15.83%
Non-interest income to average total assets	(0.09)%	1.13%	0.27%	0.91%
Non-interest expenses to average total assets	2.57%	2.59%	2.62%	2.60%
Average interest-earning assets to average interest-bearing liabilities	158.45%	148.25%	158.07%	148.13%

	At June 30,
	2026	2025
Asset Quality Ratios:
Non-performing assets to total assets	0.79%	0.45%
Non-performing loans to total loans	1.16%	0.61%
Allowance for credit losses to non-performing loans	118.86%	242.51%
Allowance for credit losses to total loans	1.38%	1.48%

Capital Ratios (5):
Total capital (to risk-weighted assets)	19.20%	17.61%
Tier 1 capital (to risk-weighted assets)	17.95%	16.36%
Common equity tier 1 capital (to risk-weighted assets)	17.95%	16.36%
Tier 1 capital (to average assets)	13.15%	12.40%

Notes:
(1) Annualized for the three and six months ended June 30, 2026 and 2025, respectively.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4) The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest income	$34,550	$33,224	$68,969	$65,131
Interest expense	6,128	8,084	12,646	16,363
Net interest income	28,422	25,140	56,323	48,768
Provision (credit) for credit losses	(1,014)	2,113	(1,450)	2,315
Net interest income after provision (credit) for credit losses	29,436	23,027	57,773	46,453
Noninterest income	(607)	7,316	3,570	11,672
Noninterest expenses	17,269	16,754	35,193	33,248
Income before income taxes	11,560	13,589	26,150	24,877
Provision (credit) for income taxes	(2,099)	3,128	1,207	5,712
Net income	$13,659	$10,461	$24,943	$19,165

Basic and diluted earnings per share	$1.02	$0.87	$1.87	$1.64
Weighted average common shares outstanding	13,381,376	11,994,815	13,366,712	11,665,181

	At June 30,	At December 31,
	2026	2025
Book value per share	$22.87	$21.27
Net tangible book value per share (1)	$22.44	$20.83
Outstanding common shares	13,407,904	13,368,447

Notes:
(1) Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5.4 million in goodwill for June 30, 2026 and December 31, 2025, respectively, and $393 thousand, and $535 thousand in other intangible assets for June 30, 2026 and December 31, 2025, respectively.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar amounts in thousands)

The following table presents loan composition for the periods indicated.

	At June 30, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
Commercial and industrial	$239,463	12.53%	$249,633	12.80%
Commercial real estate	1,506,536	78.86%	1,480,062	75.89%
Commercial real estate construction	99,594	5.22%	99,262	5.09%
Residential real estate	21,432	1.12%	65,290	3.35%
Home equity	7,009	0.37%	22,618	1.16%
Consumer	36,228	1.90%	33,419	1.71%
Total loans	1,910,262	100.00%	1,950,284	100.00%
Allowance for loan losses	26,339		28,335
Total loans, net(1)	$1,883,923		$1,921,949

Notes:
(1) During the six months ended June 30, 2026, the Company transferred loan balance of $63.6 million from loans to loans held-for-sale, net of valuation allowance of $4.8 million. At June 30, 2026, the composition of the loans held-for-sale portfolio consisted of $44.0 million residential real estate loans and $19.6 million of home equity loans.

The following table presents deposits by account type for the periods indicated.

	At June 30, 2026			At December 31, 2025
			Average			Average
	Amount	Percent	Rate	Amount	Percent	Rate
Noninterest-bearing demand accounts	$793,908	32.66%	0.00%	$725,656	31.41%	0.00%
Interest bearing demand accounts	490,746	20.19%	0.38%	419,604	18.16%	0.72%
Money market accounts	255,135	10.49%	1.34%	646,688	27.99%	1.86%
Savings accounts	855,385	35.18%	1.93%	359,415	15.56%	1.45%
Certificates of deposit	36,017	1.48%	1.88%	159,010	6.88%	3.46%
Total	$2,431,191	100.00%	0.92%	$2,310,373	100.00%	1.12%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar amounts in thousands)

	June 30,	December 31,
	2026	2025
Non-accrual loans:
Commercial and industrial	$2,388	$1,577
Commercial real estate	15,618	8,690
Commercial real estate construction	-	-
Residential real estate	-	1
Home equity	833	844
Consumer	-	-
Total non-accrual loans	18,839	11,112
Accruing loans 90 days or more past due:
Commercial and industrial	150	18
Commercial real estate	3,171	-
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	-	-
Total loans 90 days or more past due	3,321	18
Total non-performing loans	22,160	11,130
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$22,160	$11,130

Ratios:
Total non-performing loans to total loans	1.16%	0.57%
Total non-performing loans to total assets	0.79%	0.42%
Total non-performing assets to total assets	0.79%	0.42%
Net-charge-offs to total loans, YTD	0.03%	0.29%